Exhibit (a)(1)(K)

SANMINA-SCI CORPORATION

Supplement to the

Offer to Exchange Certain Outstanding Options for New Options

This offer and withdrawal rights will expire at

5:00 p.m., Pacific Time, on May 15, 2007

unless this offer is extended by Sanmina-SCI Corporation

Sanmina-SCI Corporation hereby supplements and amends the Offer to Exchange Certain Outstanding Options for New Options, dated March 19, 2007 (the “Offer to Exchange”), as follows:

5.	Withdrawal rights and change of election.

You may withdraw some or all of the options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw some or all of the options that you previously elected to exchange at any time before our acceptance of your options for exchange.  We intend to accept all validly tendered options promptly after the expiration of this offer, which is expected to be 5:00 p.m., Pacific Time, on May 15, 2007.

To validly withdraw the options that you previously elected to exchange, you must deliver the completed and signed withdrawal form to Richard Edde either via facsimile at (408) 964-3007 or (408) 964-3096, or by hand to Richard Edde at Sanmina-SCI Corporation, 2700 North First Street, San Jose, California 95134 while you still have the right to withdraw the options.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

17.          Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC.  This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.             Our definitive proxy statement on Schedule 14A for our 2007 annual meeting of shareholders, filed with the SEC on January 29, 2007;

2.             Our annual report on Form 10-K for our fiscal year ended September 30, 2006, filed with the SEC on
January 3, 2007;

3.             Our quarterly report on Form 10-Q for our fiscal quarter ended December 30, 2006, filed with the SEC on February 5, 2007;

4.             The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on May 25, 2001 and any further amendment or report filed thereafter for the purpose of updating such description; and

5.             The information contained in our current reports on Forms 8-K filed with the SEC, including those filed on
April 9, 2007 and April 12, 2007.